Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Introductory Note to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2025, and the unaudited pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2025, have been prepared to show the impact on our historical financial position and results of operations of the following transaction:

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the consummation of the merger, including the issuance of 3,955,272 shares of Investar common stock to WFB’s shareholders, valued at $26.72 per share, which was the closing price of Investar common stock on December 31, 2025.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 is presented as if the merger with WFB had occurred on September 30, 2025. The unaudited pro forma condensed combined consolidated statement of income for the nine months ended September 30, 2025 is presented as if the merger and transactions that occurred therewith had occurred on January 1, 2024. The unaudited pro forma condensed combined consolidated financial statements give effect to the acquisition of WFB as a business combination under GAAP. Accordingly, all assets and liabilities were recorded at estimated fair value. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Investar management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

Investar has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of WFB. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

We anticipate that the acquisition of WFB will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of WFB. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had WFB and Investar been combined during these periods.

The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, Investar historical consolidated financial statements and related notes and those of WFB.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

	Historical Investar	Historical WFB	Purchase Accounting Adjustments	Notes	Pro Forma Combined
	(Dollars in thousands)
ASSETS
Cash and due from banks	$32,564	$9,113	$(10,370)	(1)	$31,307
Interest-bearing balances due from other banks	2,809	119,794	—		122,603
Cash and cash equivalents	35,373	128,907	(10,370)		153,910

Available for sale securities at fair value	370,251	52,024	—		422,275
Held to maturity securities at amortized cost	47,834	364	—	(2)	48,198
Loans held for sale	—	433	—		433
Loans	2,150,523	1,093,555	(39,549)	(3)	3,204,529
Less: allowance for credit losses	(26,470)	(10,640)	(4,166)	(4)	(41,276)
Loans, net	2,124,053	1,082,915	(43,715)		3,163,253
Equity securities at fair value	3,270	—	—		3,270
Nonmarketable equity securities	15,255	4,676	—		19,931
Bank premises and equipment, net	39,732	13,903	6,600	(5)	60,235
Other real estate owned, net	4,633	—	—		4,633
Accrued interest receivable	14,858	5,746	—		20,604
Deferred tax asset	14,362	—	6,725	(6)	21,087
Goodwill and other intangible assets, net	41,303	5,192	31,033	(7)(8)	77,528
Bank owned life insurance	68,612	13,636	—		82,248
Other assets	21,092	6,851	—		27,943
Total assets	$2,800,628	$1,314,647	$(9,727)		$4,105,548

LIABILITIES
Deposits:
Noninterest-bearing	$446,361	$193,441	$—		$639,802
Interest-bearing	1,926,317	917,487	1,438	(9)	2,845,242
Total deposits	2,372,678	1,110,928	1,438		3,485,044
Advances from Federal Home Loan Bank	60,000	30,096	—	(2)	90,096
Repurchase agreements	15,066	1,784	—		16,850
Subordinated debt, net of unamortized issuance costs	16,728	12,204	—	(2)	28,932
Junior subordinated debt	8,806	8,720	—	(2)	17,526
Other borrowings	—	37,196	—	(2)	37,196
Accrued taxes and other liabilities	32,055	11,511	(933)	(10)	42,633
Total liabilities	2,505,333	1,212,439	505		3,718,277

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock	30,353	—	—		30,353
Common stock	9,826	621	3,334	(11)	13,781
Surplus	146,304	33,277	68,454	(12)	248,035
Retained earnings	146,178	70,507	(84,217)	(13)	132,468
Accumulated other comprehensive (loss) income	(37,366)	(2,197)	2,197	(14)	(37,366)
Total stockholders’ equity	295,295	102,208	(10,232)		387,271
Total liabilities and stockholders’ equity	$2,800,628	$1,314,647	$(9,727)		$4,105,548

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

	Historical Investar	Historical WFB	Pro Forma Adjustments	Notes	Pro Forma Combined
	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$94,255	$54,685	$8,898	(15)	$157,838
Interest on investment securities:	10,761	1,843	330	(16)	12,934
Other interest income	1,872	1,459	—		3,331
Total interest income	106,888	57,987	9,228		174,103

INTEREST EXPENSE
Interest on deposits	43,822	26,357	114	(17)	70,293
Interest on borrowings	3,924	7,281	—	(18)	11,205
Total interest expense	47,746	33,638	114		81,498
Net interest income	59,142	24,349	9,114		92,605

Provision for credit losses	(3,316)	164	—		(3,152)
Net interest income after provision for credit losses	62,458	24,185	9,114		95,757

NONINTEREST INCOME
Service charges on deposit accounts	2,415	304	—		2,719
Mortgage loan sales/origination/processing	—	467	—		467
Gain on call or sale of investment securities, net	2	—	—		2
Loss on sale or disposition of fixed assets, net	(8)	—	—		(8)
Gain (loss) on sale of other real estate owned, net	123	(99)	—		24
Loss on sale of loans	—	(1,913)	—		(1,913)
Interchange fees	1,185	559	—		1,744
Income from bank owned life insurance	1,409	331	—		1,740
Change in the fair value of equity securities	177	—	—		177
Other operating income	2,318	645	—		2,963
Total noninterest income	7,621	294	—		7,915

NONINTEREST EXPENSE
Depreciation and amortization	2,114	677	1,861	(19)(20)(21)	4,652
Salaries and employee benefits	30,162	10,710	—		40,872
Occupancy	1,995	1,773	—		3,768
Data processing	2,642	864	—		3,506
Marketing	324	148	—		472
Professional fees	1,555	1,601	—		3,156
Acquisition expense	587	—	—		587
Other operating expenses	10,085	4,289	—		14,374
Total noninterest expense	49,464	20,062	1,861		71,387
Income before income tax expense	20,615	4,417	7,253		32,285
Income tax expense	3,649	806	1,523	(22)	5,978
Net income	$16,966	$3,611	$5,730		$26,307

Earnings per common share:
Basic earnings per common share	1.67	5.82			2.00
Diluted earnings per common share	1.62	5.21			1.91
Basic	9,835,780	620,912	3,334,360	(23)	13,170,140
Diluted	10,494,433	692,804	3,262,468	(23)	13,756,901

See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

On July 1, 2025, Investar entered into the merger agreement with WFB. Under the terms of the merger agreement, all of the issued and outstanding shares of WFB common stock were converted into aggregate merger consideration consisting of $7.2 million in cash and 3,955,272 shares of Company common stock for an aggregate transaction value of $112.9 million. This value is based on Investar’s closing stock price on December 31, 2025 of $26.72.

The unaudited pro forma condensed combined consolidated balance sheet and statements of income, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with WFB occurred on January 1, 2024 for purposes of the unaudited pro forma condensed combined consolidated statements of income and on September 30, 2025 for purposes of the unaudited pro forma condensed combined consolidated balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of WFB at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of WFB’s tangible and identifiable intangible assets and liabilities as of the closing date and any differences could be material.

NOTE 2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined consolidated financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

(1)	Reflects the payment of $7.2 million in cash consideration to the shareholders of WFB as a result of the merger and $3.2 million in merger-related expenses.
(2)	Preliminary fair value marks were not obtained as they were deemed immaterial.
(3)	Reflects an estimated interest rate fair value mark of $26.5 million on the WFB loan portfolio and credit fair value mark of $13.0 million related to non-purchased credit-deteriorated loans.
(4)

Reflects the elimination of WFB’s historical allowance for credit losses totaling $10.6 million, the $1.5 million addition to the ACL attributable to loans identified as PCD and the day 1 recognition of the ACL related to non-PCD loans of $13.3 million.

(5)	Reflects the fair value of fixed assets acquired.
(6)	Represents the estimated net deferred tax asset resulting from the merger.
(7)	Reflects the elimination of WFB’s goodwill totaling $4.4 million and to record the estimated goodwill of $22.0 million resulting from the Merger.
(8)	Represents the recognition of the fair value of acquired core deposit intangible of $14.3 million, net of the elimination of $0.8 million of WFB’s historical core deposit intangible.
(9)	Reflects the fair value premium on fixed maturity deposits, which was calculated by discounting future contractual payments at the current market interest rate.
(10)	Reflects the reversal of WFB’s allowance for credit losses related to unfunded commitments and Investar’s accrual of allowance for unfunded commitments.

(11)

Reflects the elimination of WFB’s common stock account and the increase in Investar’s common stock account as a result of the issuance of 3,955,272 shares of Investar common stock as a result of the merger.

(12)

Reflects the elimination of WFB’s capital surplus account and the increase in Investar’s surplus account as a result of the issuance of 3,955,272 shares of Investar common stock as a result of the merger.

(13)

Reflects the elimination of WFB’s retained earnings of $70.5 million, to record the estimated after tax merger costs of $3.2 million expected to be incurred by Investar, and to record the allowance for credit losses for non-PCD loans of $10.5 million.

(14)	Reflects the elimination of WFB’s accumulated other comprehensive loss account.
(15)	Interest income on loans was adjusted to reflect the accretion of the loan discount on a level-yield method over the estimated remaining terms to maturity of the loans acquired.
(16)	Adjustment to record investment securities discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.
(17)

Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the deposits. The estimated amount of the amortization is $114,000 for the nine months ended September 30, 2025.

(18)	Preliminary fair value marks were not obtained related to subordinated and junior subordinated debt as they were deemed immaterial.
(19)

Reflects the additional depreciation expense related to the fair value of real estate acquired based on an estimated 20 year useful life. The estimated amount of additional depreciation is $247,500 for the nine months ended September 30, 2025.

(20)	Reflects the reversal of WFB core deposit intangible amortization recorded of $135,000 for the nine months ended September 30, 2025.
(21)

Reflects the amortization of the core deposit intangible over an estimated useful life of ten years using the sum of the years digits method assuming the merger closed on January 1, 2024. The estimated amount of the amortization is $1.7 million for the nine months ended September 30, 2025.

(22)	Represents the net federal tax effect of the pro forma adjustments using Investar’s statutory tax rate of 21.0%.
(23)	Adjustment to eliminate WFB common shares and record Investar common shares reflecting the issuance of 3,955,272 shares at closing.

NOTE 3. PRO FORMA ALLOCATION OF PURCHASE PRICE

The following shows the pro forma allocation of the consideration paid for WFB’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction.

Preliminary Purchase Price Allocation (in thousands, except share data):
Shares of Investar common stock to be issued for shares of WFB common stock	3,955,272
Price per share, based on Investar common stock price as of December 31, 2025	$26.72
Pro forma value of Investar common stock to be issued	$105,685
Cash consideration	7,202
$112,887

Identifiable assets:
Cash and cash equivalents	$128,907
Investment securities	52,388
Net loans	1,052,975
Nonmarketable equity securities	4,676
Bank premises and equipment	20,503
Core deposit intangible	14,249
Bank owned life insurance	13,636
Other assets	16,520
Total identifiable assets	1,303,853

Identifiable liabilities:
Deposits	$1,112,366
Advances from FHLB	30,096
Repurchase agreements	1,784
Notes payable	20,924
Other borrowings	37,196
Other liabilities	10,577
Total identifiable liabilities	1,212,943

Net assets acquired	90,910
Resulting goodwill	$21,977